Exhibit 5.1

American Physicians Service Group, Inc.

March 8, 2010

Board of Directors
American Physicians Service Group, Inc.
1301 S. Capital of Texas Highway, Suite C-300
Austin, TX 78746-6550

Ladies and Gentlemen:

I am the General Counsel of American Physicians Service Group, Inc., a Texas corporation (the “Company”).  This opinion is furnished to you in connection with the registration, pursuant to a registration statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), of an aggregate of (a) 600,000 shares of the Company’s common stock, par value $0.10 per share (“Common Stock”), which will be issuable under the Company’s 2005 Incentive and Non-Qualified Stock Option Plan, as amended (the “2005 Plan”); and (b) 100,000 shares of Common Stock, which will be issuable under the Company’s Affiliated Group Deferred Compensation Master Plan, as amended (the “Deferred Compensation Plan”).  The Common Stock being registered pursuant to the Registration Statement is referred to herein as the “Shares.”

I have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as I have deemed appropriate for purposes of this letter.  I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to authentic original documents of all copies submitted to me as conformed and certified or reproduced copies.  For the purpose of the opinion rendered below, I have assumed that in connection with the issuance of the Shares, the Company will receive consideration in an amount not less than the aggregate par value of the Shares covered by each such issuance.

Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth hereinafter, I am of the opinion that the Shares, when issued pursuant to the terms of the 2005 Plan or the Deferred Compensation Plan, as applicable, will be duly authorized and validly issued and are fully paid and non-assessable.

The opinions and other matters in this letter are qualified in their entirety and subject to the following: I express no opinion as to the laws of any jurisdiction other than any published constitutions, treaties, laws, rules or regulations or judicial or administrative decisions of the State of Texas.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder.

The opinions expressed above are given solely in my official capacity as General Counsel of the Company and not in any way in my individual or personal capacity, and with the understanding that I shall not be personally liable in any manner hereunder or in connection herewith.

Very truly yours,

/s/ Jessica Blacklock

Jessica Blacklock, General Counsel

1301 SOUTH CAPITAL OF TEXAS HIGHWAY SUITE C-300, AUSTIN, TEXAS 78746

Phone (800) 252-3628    fax (512) 314-4398   web www.amph.com